Prospect Capital Announces Financial Results for Fiscal Year Ended June 30, 2007

NEW YORK, NY -- 10/01/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) today announced financial results for its fiscal year ended June 30, 2007.

For the quarter ended June 30, 2007, our net investment income was $8.4 million or 42 cents per weighted average share for the quarter, a 19% increase over our net investment income for the prior quarter.

For the year ended June 30, 2007, our net investment income was $23.1 million or $1.47 per weighted average share, a 170.3% increase over our net investment income for the prior year. At June 30, 2007, our net asset value per share was $15.04.

We estimate that our net investment income for the current first fiscal quarter ended September 30, 2007, will be $0.41 to $0.45 per share.

OPERATING RESULTS

HIGHLIGHTS

Equity Values:

  Stockholders' equity as of June 30, 2007: $300.05 million
  Net asset value per share as of June 30, 2007: $15.04

Fourth Fiscal Quarter Portfolio Activity:

  Number of new portfolio companies invested: 5
  Number of portfolio companies at end of period: 24

Fourth Fiscal Quarter Operating Results:

  Net investment income: $8.35 million
  Net investment income per share: $0.42
  Net realized and unrealized depreciation: $(3.50) million
  Net increase in net assets resulting from operations: $4.85 million
  Dividends to shareholders per share: $0.39

Fiscal Year Operating Results:

(in $ million, except per share data)

                                                    Year           Year
                                                    Ended          Ended
                                                   June 30,       June 30,
                                                     2007           2006

Net investment income                               $23.1          $ 8.6

Net investment income per weighted average share    $1.47          $1.21
Net realized and unrealized (depreciation)
 appreciation                                       ($6.4)         $ 4.3
Net increase in net assets resulting from
 operations                                         $16.7          $12.9
Dividends to shareholders per share                 $1.54          $1.12

PORTFOLIO AND INVESTMENT ACTIVITY

June 30, 2007, marked our fiscal year end and twelfth full quarter since our initial public offering. At June 30, 2007, the fair value of our portfolio of 24 long-term investments was approximately $328.2 million.

As of June 30, 2007, our portfolio generated a current yield of approximately 17.1% across all our long-term debt and equity investments. This current yield includes interest from all our long-term investments as well as dividends and net profits interest and royalties from other portfolio companies. Excluding such dividends and other income, our weighted average investment yield as of June 30, 2007, was 15.9%.

During the quarter ended June 30, 2007, we completed five new investments and follow on investments in existing portfolio companies, totaling approximately $130.4 million. The new investments included the following:

--  On April 11, 2007, we invested $12.2 million in senior secured financing to ESA Environmental Specialists, Inc. ("ESA"), a construction, engineering and environmental services firm located in Charlotte, North
    Carolina.

--  On June 4, 2007, we invested $10.8 million in senior secured financing to Ken-Tex Energy Corp., an oil and gas production company in East Texas.

--  On June 26, 2007, we invested $19.5 million in second lien financing and equity for the acquisition of R-V Industries, Inc., a diversified engineering and manufacturing company located in Honey Brook, Pennsylvania.

--  On June 29, 2007, we invested $45.0 million in senior secured growth financing to H&M Oil & Gas, LLC, an oil and gas production and development company located in Dallas, Texas.

--  On June 29, 2007, we invested $25.0 million in second lien financing to Regional Management Corp., a consumer finance installment loan company located in Greenville, South Carolina.

Additionally, on June 6, 2007, Charlevoix Energy Trading LLC repaid its $4.8 million loan plus an additional prepayment penalty of $0.4 million. We continue to maintain a net profits interest in Charlevoix. Including the prepayment premium, Prospect Capital realized a 21% internal rate of return on this investment, representing 1.2 times cash on cash.

During the first quarter of our fiscal year ending June 2008, we have made the following investments:

--  On July 31, 2007, we invested $15.0 million in senior secured financing to Wind River Resources Corporation and Wind River II
    Corporation, a privately held oil and gas production business based in Salt
    Lake City, Utah.

--  On August 7, 2007, we invested $6.0 million in senior secured financing to Deep Down, Inc., a deepwater drilling services and manufacturing provider based in Houston, Texas.

--  On August 28, 2007, we invested $9.2 million in senior secured financing to Diamondback Operating, LP, a gas production company based in
    Tulsa, Oklahoma.

In addition, on August 16, 2007, Arctic Acquisition Corp. (dba Cougar Pressure Control) repaid its $11.5 million loan in full plus a $0.4 million prepayment premium. We continue to hold warrants in this investment. Including the prepayment premium, Prospect Capital has to date realized a 20% internal rate of return on the Arctic Acquisition investment, representing 1.25 times cash on cash. On August 1, 2007, ESA filed voluntarily for reorganization under the bankruptcy code, in response to a foreclosure action by Prospect Capital after the managers of ESA took unauthorized personal distributions.

Currently we are reviewing several potential investment opportunities and have executed letters of intent with eleven companies aggregating approximately $200 million of prospective investments. We are pleased with the volume, quality, and diversification of our transaction flow, both within the energy industry and in additional sectors.

LIQUIDITY

On June 6, 2007, we closed on a $200.0 million three-year revolving credit facility with Rabobank Nederland as administrative agent and sole lead arranger (the Rabobank Facility). The interest on borrowings under the facility is charged at Libor plus 125 basis points. At June 30, 2007, there were no outstanding borrowings under the facility. At the present time, our borrowings aggregate approximately $60 million under the facility.

CONFERENCE CALL

We will host a conference call Monday, October 1, 2007, at 11:00 am Eastern Time. The conference call dial-in number is (877) 407-0782. A recording of the conference call will be available for approximately 30 days. To hear a replay, call (877) 660-6853 and use Playback Access Account code 286 and Playback Conference ID code 256553.

CONSOLIDATED STATEMENTS OF NET ASSETS
(in  thousands)
                                                        As of      As of
                                                       June 30,   June 30,
                                                         2007       2006
Assets
Cash and cash equivalents                             $  41,760  $    1,608
Investments in controlled entities at fair value
 (cost - $124,664 and $39,759, respectively)            139,292      49,585
Investments in affiliated entities at fair value
 (cost - $14,821 and $25,329, respectively)              14,625      25,329
Investments in non-controlled and non-affiliated
 entities, at fair value (cost - $186,712 and
 $58,505, respectively)                                 174,305      59,055
Interest receivable                                       2,139       1,639
Dividends receivable                                        263          13
Loan principal receivable                                     -         385
Due from broker                                               -         369
Structuring fees receivable                               1,625           -
Other receivables                                           271           -
Due from Prospect Capital Management, LLC                     -           5
Due from Prospect Administration, LLC                         -          28
Prepaid expenses                                            471          77
Deferred financing fees                                   1,751         355
Deferred offering costs                                       -          32
Total assets                                            376,502     138,480

Liabilities

Credit facility payable                                       -      28,500
Payable for securities purchased                         70,000           -
Accrued expenses                                          1,312         843
Due to Prospect Administration, LLC                         330           -
Due to Prospect Capital Management, LLC                   4,508         745
Other current liabilities                                   304         122
Total liabilities                                        76,454      30,210

Net Assets                                            $ 300,048  $  108,270

Components of Net Assets

Common stock, par value $.001 per share, (100,000,000
 and 100,000,000 common shares authorized,
 respectively; 19,949,065 and 7,069,873 issued and
 outstanding, respectively)                           $      20  $        7
Paid-in capital in excess of par                        299,845      97,266
Undistributed (distributions in excess of) net
 investment income                                       (4,092)        319
Realized gain                                             2,250         301
Net unrealized appreciation                               2,025      10,377

Net Assets                                            $ 300,048  $  108,270

Net Asset Value Per Share                             $   15.04  $    15.31

CONSOLIDATED STATEMENTS OF OPERATIONS                   Year       Year
(in thousands)                                          Ended      Ended
                                                       June 30,   June 30,
                                                         2007       2006
Investment Income
Interest income, controlled entities (net of foreign
 tax withholding of $178 and $-, respectively)        $  13,275  $    4,838
Interest income, affiliated entities (net of foreign
 tax withholding of $237 and $-, respectively)            3,489         612
Interest income, non controlled and non-affiliated
 entities                                                13,320       7,357
Interest income, cash equivalents                             -         461
   Total interest income                                 30,084      13,268
Dividend income, controlled entities                      3,400       3,099
Dividend income, non-controlled and non-affiliated
 entities                                                     -         289
Dividend income, money market funds                       2,753         213
   Total dividend income                                  6,153       3,601
Other income, controlled entities                           227           -
Other income, affiliate investments                           3           -
Other income,  non-controlled and non-affiliated
 entities                                                 4,214           -
Total other income                                        4,444           -
Total investment income                                  40,681      16,869

Operating Expenses
Investment advisory fees
Base management fee                                       5,445       2,082
Income incentive fee                                      5,781       1,786
Total investment advisory fees                           11,226       3,868

Interest expense and credit facility costs                1,903         642

Chief Compliance Officer and Sub-administration fees        549         325
Legal fees                                                1,365       1,835
Valuation services                                          395         193
Other professional fees                                     507         365
Sarbanes-Oxley compliance expenses                          101         120
Insurance expense                                           291         365
Directors fees                                              230         220
Other general and administrative expenses                   983         378
Total operating expenses                                 17,550       8,311

Net investment income                                    23,131       8,558

Net realized gain                                         1,949         303
Net unrealized (depreciation) appreciation               (8,352)      4,035

Net increase in net assets resulting from operations  $  16,728  $   12,896

Net increase in net assets per weighted average
 shares of common stock resulting from operations     $    1.06  $     1.83

                                                        Year       Year
                                                        ended      ended
                                                       June 30,   June 30,
PER SHARE DATA                                          2007       2006

Net asset value, beginning of period                  $   15.31  $   14.59
Costs related to the initial public offering                  -       0.01
Costs related to the secondary public offering            (0.06)         -

Share issuances related to dividend reinvestment              -          -
Net investment income                                      1.44       1.21
Realized gain                                              0.14       0.04
Net unrealized (depreciation) appreciation                (0.51)      0.58
Net increase in net assets as a result of   secondary
 public offering                                           0.26          -
Dividend declared and paid                                (1.54)     (1.12)

Net asset value at end of period                      $   15.04  $   15.31

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have an adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:
Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702